Exhibit 99.2

Mobiquity Technologies Releases AdTribute™ Real-Time Ad Effectiveness Attribution

New Feature of Advangelists Enables In-Campaign Location Attribution

NEW YORK, June 10, 2019 /PRNewswire/ -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), a leading technology provider in next generation programmatic advertising today released AdTribute™ as an additional measurement feature of the Advangelists ad tech operating system. Advangelists' AdTribute provides marketers the ability to identify in-store, brick-n-mortar visitation (footfall) as a result of exposure to digital advertising.

Integrating digital footfall reporting, directly into the Advangelists platform data features results is actionable real-time measurement of physical campaign performance that eliminates delays and enables an advertiser to make smarter, faster spending decisions. In comparison, third party digital footfall solutions require several weeks of in-flight media followed by 2-3 weeks of data analysis by an outside vendor to generate a report on in-store campaign success. Advertisers could not make actionable changes or campaign optimizations until a later date.

AdTribute uses a control-exposed methodology, identifying advertising impression views and subsequent lift in physical brick-n-mortar visitation as a result of campaign exposure.  Additional measures include time between ad exposure and subsequent visitation to the store. The product further identifies when statistical significance is achieved, allowing marketers to confidently optimize their media campaigns.

When combined with web site visitation, Advangelists' AdTribute feature provides a holistic view of an advertiser's ability to influence both digital and physical store visitation in one platform. This solution has immediate applications in a wide range of end use advertising segments, including brick-and-mortar advertisers, restaurants, travel destinations, event and entertainment marketers, and flash sales.

"With AdTribute, the Advangelists platform is able to match anonymous audience profiles to transactional or place-visit data sets to determine purchase or traffic lift and report back to our clients in real time," explained Mr. Dean Julia, CEO of Mobiquity Technologies.

"What's unique about AdTribute is its ability to allow advertisers to begin viewing in-store traffic attributed to message exposure as the campaign launches and makes the data available to identify successful campaigns/audiences or messages for optimization mid-campaign," continued Mr. Julia.  "We are absolutely thrilled to be able to offer this feature free as part of Advangelists and recognize this as a distinct advantage over traditional DSP platforms working with location data providers."

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, platform-as-a-Service (PaaS) company for data and advertising. Through Mobiquity Technologies' wholly-owned Advangelists subsidiary, the Company provides the world's first ATOS (Ad Tech Operating System) of programmatic advertising technologies and precise mobile data insights on consumer behavior. Mobiquity also maintains the largest location database available to advertisers and marketers through their data services division. For more information email: press@mobiquitytechnologies.com.

SOURCE Mobiquity Technologies

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